Exhibit 10.6

ITRON, INC.

2010 STOCK INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Itron, Inc. (the “Company”) hereby grants to Participant an option (the “Option”) to purchase shares of the Company’s common stock.

Participant:	<<Name>> <<SSN>>

Grant Date:	<<Grant Date>>

Number of Shares Subject to Option:	<<Option Granted>>

Grant Price (per Share):	<<Grant Price>>

Option Expiration Date:	<<Expiration Date>>

Type of Option:	<<Incentive Stock Option>> <<Nonqualified Stock Option>>

Vesting and Exercisability Schedule:

33  1/3% of the Option will vest and become exercisable on the one-year anniversary of the Grant Date. An additional 33 1/3% of the Option will vest and become exercisable each year thereafter so that the entire Option will be fully vested and exercisable three years from the Grant Date.

Additional Terms: The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”), the Stock Option Agreement, and the Company’s 2010 Stock Incentive Plan (the “Plan”), which are attached to and incorporated into this Grant Notice in their entirety.

<<Name>>

I accept the Option subject to the terms and conditions

stated herein.

<<electronically signed>>

Attachments:

1. Stock Option Agreement

2. 2010 Stock Incentive Plan

3. Plan Prospectus

ITRON, INC.

2010 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the “Grant Notice”), Itron, Inc. (the “Company”) has granted you an Option (the “Option”) under its 2010 Stock Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s common stock (the “Shares”) indicated in your Grant Notice at the price (the “Grant Price”) indicated in your Grant Notice. Capitalized terms not expressly defined in this Stock Option Agreement or the Grant Notice have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice.

2. Securities Law Compliance. At the present time, the Company has an effective registration statement on file with the U.S. Securities and Exchange Commission with respect to the Shares. The Company intends to maintain this registration but has no obligation to do so. In the event that such registration ceases to be effective, you will not be able to exercise the Option unless exemptions from registration under U.S. federal and state (and, where applicable, foreign) securities laws are available, which exemptions from registration are very limited and might be unavailable. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations. In addition, you agree not to sell any of the Shares received under this Option at a time when applicable laws or Company policies prohibit a sale.

3. Type of Option. Your Grant Notice specifies the type of Option granted to you, which may be an Incentive Stock Option or a Nonqualified Stock Option, or both. Of the total number of options granted to you, the number of Incentive Stock Options shall be determined in accordance with the limits set forth in the Code and related regulations. Incentive Stock Options are governed by the Code and related regulations as described below:

(a)

Incentive Stock Option Qualification. If all or a portion of the Option is intended to qualify as an Incentive Stock Option under U.S. federal income tax law, the Company does not represent or guarantee that the Option qualifies as such.

If the aggregate Fair Market Value (determined as of the Grant Date) of the Shares subject to the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the rules and regulations governing the $100,000 limit for Incentive Stock Options are amended. A portion of the Option may be treated as a Nonqualified Stock Option if certain events cause exercisability of the Option to accelerate.

(b)

Notice of Disqualifying Disposition. To obtain certain tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise. You may be subject to the alternative minimum tax at the time of exercise.

By accepting the Incentive Stock Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of your Option or within two years from the Grant Date.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the Shares underlying the Option. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan. You acknowledge that you have either consulted with competent advisors independent of the Company to obtain advice concerning the receipt of the Option and the acquisition or disposition of any Shares to be issued pursuant to the exercise of the Option in light of your specific situation or had the opportunity to consult with such advisors but chose not to do so.

4. Method of Exercise. You may exercise the Option upon notice and payment of the Grant Price by any of the following methods, unless disallowed by law:

(a) broker assisted exercise; or

(b) Shares already owned by you.

You may elect to receive the proceeds of the exercise in either cash or Shares; provided, however, that if your Option is an Incentive Stock Option and you take the proceeds of its exercise in cash, you may not receive the benefit of the intended tax treatment of your Incentive Stock Option, as explained above in Section 3(b).

5. Term of Option. This Option shall expire ten years from the Grant Date thereof, but shall be subject to earlier termination as follows:

(a)	Unvested Options. In the event you cease to be an employee of the Company or a Related Corporation for any reason, the unvested portion of the Option shall terminate immediately.

(b)	Vested Options.

(i) Termination of Employment. In the event you cease to be an employee of the Company or a Related Corporation for any reason other than death, Disability, Retirement (as defined below) or Cause, the vested portion of the Option shall remain exercisable until the earlier of (A) 90 days after the date you cease to be an employee of the Company or a Related Corporation or (B) the date on which the Option expires by its terms.

(ii) Death or Disability. In the event of your death or Disability while an employee of the Company or a Related Corporation, the vested portion of the Option shall remain exercisable until the earlier of (A) one year following the date of death or Disability or (B) the date on which the Option expires by its terms. Upon death, the exercisable portion of the Option may be exercised by the personal representative of your estate, the person(s) to whom your rights under the Option have passed by will or the applicable laws of descent and distribution, or the beneficiary you have designated pursuant to the Plan.

(iii) Retirement. In the event you cease to be an employee of the Company or a Related Corporation due to Retirement, the vested portion of the Option shall remain exercisable until the earlier of (A) three years following the date of Retirement or (B) the date on which the Option expires by its terms. For purposes of this Stock Option Agreement, “Retirement” means retirement on or after the earlier of (i) age 65 or (ii) age 55 plus ten years of employment with the Company and/or a Related Corporation.

(iv) Cause. The unvested and vested portion of the Option will automatically expire at the time the Company first notifies you of your termination of employment for Cause, unless the Plan Administrator determines otherwise. If your employment relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your termination of employment, any Option you then hold may be immediately terminated by the Plan Administrator.

Notwithstanding anything to the contrary contained herein, if your Option is an Incentive Stock Option and assuming it does not otherwise expire by its terms, to qualify for the beneficial tax treatment afforded Incentive Stock Options, your Option must be exercised within (i) three months after termination of employment for reasons other than death or Disability, and (ii) one year after termination of employment due to death or Disability.

It is your responsibility to be aware of the date the Option terminates.

6. Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution, except to the extent permitted by the Plan Administrator. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate.

7. Withholding Taxes. Regardless of any action the Company (or your employer, if different) takes with respect to any and all income or withholding tax (including federal, state, local and non-U.S. tax), social insurance, payroll tax or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company. You further acknowledge that the Company (a) makes no representations or undertakings regarding the treatment of any

Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) does not commit to and is under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any taxable or tax withholding event, as applicable, you acknowledge that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, you authorize the Company or its agent, at the Company’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following methods:

•	withholding from wages or other cash compensation otherwise payable to you by the Company, and/or

•

withholding from the proceeds of the sale of Shares acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization; and/or

•	withholding in Shares to be issued upon exercise of the Option.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you will be deemed to have been issued the full number of Shares subject to the exercised portion of the Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

8. Section 409A. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan, this Stock Option Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Plan Administrator determines are necessary or appropriate to ensure that this Option qualifies for exemption from, or complies with the requirements of, Section 409A of the Code; provided, however, that the Company makes no representation that the Option will be exempt from or will comply with, Section 409A of the Code, and makes no undertaking to preclude Section 409A of the Code from applying to the Option or to ensure that it complies with Section 409A of the Code.

9. Option Not an Employment or Service Contract. Nothing in the Plan or any award under the Plan will be deemed to be an employment contract or limit in any way the right of the Company to terminate your employment at any time, with or without cause.

10. Successors and Assigns. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

11. Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Grant Notice by and among, as applicable, the Company and its Related Corporations and any stock plan service provider, including any designated broker, that may assist the Company with the Plan (presently or in the future) for the exclusive purpose of implementing, administering and managing your participation in the Plan.

12. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13. Imposition of Other Requirements. If you relocate to another country, any special terms and conditions applicable to stock options granted in such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

In addition, the Company reserves the right to impose other requirements on the Option and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

14. Governing Law and Choice of Venue. The Option and the provisions of this Agreement will be construed and administered in accordance with and governed by the laws of the State of Washington without giving effect to such state’s principles of conflict of laws. For the purposes of litigating any dispute that arises under this grant of this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington and agree that such litigation shall be conducted in the courts of Spokane County, Washington, or the federal courts for the United States for the Eastern District of Washington, where this grant is made and/or to be performed.

15. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16. Notice. Any notice required or permitted hereunder shall be made in writing and sent to the following address:

Itron, Inc.

Attn. General Counsel

2111 N. Molter Road

Liberty Lake, WA USA 99019